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                                 Exhibit 99.1
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              US WATS, Inc. Elects James M. Rossi As Director And
                Acquires Affinity Marketing Sales Organization

Bensalem, PA - September 1, 1999 - US WATS, Inc. (NASDAQ Small Cap "USWI") announced today that James M. Rossi has been elected as a member of its Board of Directors. Mr. Rossi brings to US WATS, broad knowledge and experience in the telecommunications industry.

US WATS also announced that it has purchased certain assets from JMR Marketing Corporation ("JMR"), a company controlled entirely by James M. Rossi. JMR is a consultant for telephone long distance and related services. JMR's customers currently have a revenue base of $50,000 per month of long distance service on US WATS' network. With the purchase, US WATS will acquire a Sales organization consisting of approximately 6 Regional Affinity Group Recruiters dedicated to the sale of US WATS service through a highly effective Affinity Marketing program.

US WATS, JMR and Mr. Rossi reached an agreement in principle on the terms of the purchase on August 13, 1999. The agreement in principle called for US WATS to issue 150,000 shares of its common stock, par value $.001 per share (then trading on the NASDAQ SmallCap Market at $1.31 per share), as consideration for the purchased assets. The definitive agreement, signed earlier today, documented the parties' earlier agreement in principle.

"It has been my pleasure to work with Jim Rossi throughout my tenure at US WATS and in several other successful telecom ventures, including Jim's latest venture, Solar Communications Group, Inc., where Jim serves as Chairman & CEO," said David Hurwitz, President & CEO. "Jim brings over 10 years of experience in the competitive telecommunications industry. His business prowess and general telephony expertise coupled with his sales and marketing acumen bring a broad range of knowledge and skills to the Board."

"I am pleased to be involved with US WATS," stated Jim Rossi. "I look forward to working more closely with David and his management team and providing the Company in general, with the guidance and support it ought to receive from its Board of Directors."

Walt Anderson, Chairman of the Board, commented: "We are pleased that Jim Rossi has agreed to serve as Director of the Company. Jim is an exceptional individual with a history of involvement with highly successful entrepreneurial firms. David and I look forward to his active participation in the continued turnaround and growth of US WATS."

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